EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of The Valspar Corporation on Form S-8 pertaining to The Valspar Corporation Stock Option Plan for Non-Employee Directors, The Valspar Profit Sharing Retirement Plan and The Valspar Corporation 1991 Stock Option Plan of our reports dated November 19, 1997, with respect to the consolidated financial statements of The Valspar Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           ERNST & YOUNG LLP

                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 23, 1998